FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR FIRST QUARTER 2005

- Quarterly Revenue up 3.4% to $66.0 Million -
- Operating income of $4.0 Million, up from $2.1 Million in Q1 of 2004
- $5.7 Million of Net Free Cash Flow -
- Digital Systems Deployed in 541,000 Rooms, or 55% of Interactive Room Base -

      SIOUX FALLS, SD, April 20, 2005 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported its 46th consecutive increase of comparative quarterly revenue. Revenue for the quarter was $66.0 million, a 3.4% increase in comparison to the first quarter of 2004. Operating income increased to $4.0 million in the first quarter this year from $2.1 million in the first quarter of 2004. Net loss for the first quarter of 2005 was $(3.6) million, or ($0.20) per share, versus $(6.2) million, or ($0.48) per share, in the first quarter of 2004. LodgeNet also reported $5.7 million in net free cash flow (defined as cash provided by operating activities exceeding cash used for investing) for the first quarter of 2005 as compared to $5.6 million in the first quarter of 2004.

      The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended March 31,
	2005	2004

Total revenue	$65,989	$63,831
Operating income	4,043	2,071
Operating income exclusive of depreciation and amortization	22,035	21,739
Net loss	(3,604)	(6,216)
Net loss per common share	$(0.20)	$(0.48)
Average shares outstanding	17,679,872	12,979,981

-more-

LodgeNet Q1 2005 Earnings 2-2-2-2

      “During the first quarter, we continued to deliver on our joint strategic goals of growing our core business while simultaneously generating net free cash flow,” said Scott C. Petersen, LodgeNet President and CEO. “We increased our Guest Pay room base during the quarter by more than 11,200 net new rooms and our digital room base by 32,000. Our digital system is now installed in 55% of our Guest Pay room base. We also generated the same level of net free cash flow during the quarter, notwithstanding a disappointing 2.5% reduction in average per room revenue and despite the installation of 7% more digital rooms this quarter as compared to the first quarter last year. Our latest digital system configuration reduced per room installation costs by approximately 8% as compared to the first quarter of last year.”

      “During the quarter, we also continued to make substantial progress toward enhancing our profitability metrics,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “Operating income nearly doubled from $2.1 million to $4.0 million while our net loss improved from $(6.2) million, or ($.48) per share, in the first quarter of 2004 to $(3.6) million, or ($.20) per share this year. Guest Pay and SG&A operating expenses increased by less than 1% per room, while depreciation and amortization expense decreased more than 13% on a per-room basis.”

      “Our balance sheet continues to improve with our positive net free cash flow generation. Cash increased $7.9 million to $32.9 million from December 31, 2004,” continued Ritondaro. “Debt net of cash on hand was $280 million at quarter’s end, which represents a leverage ratio of 3.1x to our last twelve month’s operating income exclusive of depreciation and amortization.”

      “We remain committed to executing on strategies that focus on growth, profitability and cash flow generation – principal drivers of shareholder value,” continued Petersen. “We believe room unit growth will continue to flow from our competitive SigNETureTV offering, and that revenue growth will be enhanced by the addition of new content such as SportsNet (our new PPV sports service) and more current television-on-demand programming. We also have significant efforts underway which are focused on enhancing our marketing directly to the guests. These efforts are facilitated by the capabilities of our recently released LodgeNet Media Management System that can change pricing, selections and promotions based on time-of-day or day-of-week. These activities, along with our focus on driving incremental operating leverage and managing our growth rates, are aimed at attaining profitability and enhancing cash flow generation over time.”

RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005 VERSUS
THREE MONTHS ENDED MARCH 31, 2004

      Total revenue for the first quarter of 2005 was $66.0 million, an increase of $2.2 million, or 3.4%, compared to the first quarter of 2004. Revenue from Guest Pay interactive services increased $1.8 million, or 2.9%, which was driven by a 5.5% increase in the average number of rooms in operation, and offset in part by a 2.5% decrease in revenue realized per room. Total monthly revenue per room was $21.86 in the first quarter of 2005 as compared to $22.41 in the first quarter of 2004. Movie revenue per room decreased 3.6% to $16.42 this quarter as compared to $17.04 in the year earlier quarter. Purchases of Hollywood content were higher this year as compared to last year; however purchases of independent films, intended for mature audiences, were lower on a per room basis. Movie revenue during the first quarter this year was also lower on a relative basis due to the fact that the Easter holiday occurred in the first quarter this year as compared to April of last year. Revenue per room from other interactive services increased 1.3%, from $5.37 per month in the first quarter of 2004 compared to $5.44 in the current year quarter. The increase was primarily due to price changes associated with basic cable services and increased revenue from the high-speed Internet access systems, which was offset in part by our TV Internet initiative. Under this program, we proactively reduced the average number of TV Internet rooms by 42,000 this quarter as compared to last. While the program had the effect of lowering per room revenue, it decreased our direct operating costs by a greater amount.

      Gross profit increased 3.2% to $36.7 million in the first quarter of 2005 compared to $35.6 million in the first quarter of 2004. The overall gross profit margin remained flat at 55.7%.

      Guest Pay operations expenses were $8.6 million in the first quarter of 2005, a 5.9% increase as compared to $8.1 million in the year earlier quarter. The increase was primarily due to the 5.5% increase in the average number of rooms served and other increased costs such as labor, property taxes, and fuel. Guest Pay operations expenses as a percentage of revenue were 13.1% as compared to 12.7% in the first quarter of 2004. Per average installed room, Guest Pay operations expenses were $2.94 per month in the first quarter of 2005 as compared to $2.93 per month in the prior year quarter.

LodgeNet Q1 2005 Earnings 3-3-3-3

      Selling, general and administrative expenses were $6.1 million during the current quarter compared to $5.7 million in the first quarter of 2004. SG&A as a percentage of revenue was 9.2% in the current quarter compared to 8.9% in the first quarter of 2004. The increase was primarily driven by wages, professional fees and other compliance costs. Per average Guest Pay room, SG&A expenses were $2.07 in the first quarter of 2005 compared to $2.05 in the prior year quarter.

      Depreciation and amortization expenses decreased 8.5% to $18.0 million in the current year quarter versus $19.7 million in the first quarter of 2004. The decrease was primarily due to reductions in Guest Pay system depreciation from higher-cost assets becoming fully depreciated while the cost basis of the new assets deployed are significantly less. As a percentage of revenue, depreciation and amortization expenses decreased to 27.3% in the first quarter of 2005 from 30.8% in the first quarter of 2004.

      Interest expense was $7.5 million in the current quarter versus $8.2 million in the first quarter of 2004, a decrease of $769,000. Average debt during the first quarter of 2005 was $312.7 million versus $367.3 million in 2004, a decrease of $55.0 million as compared to the first quarter of 2004. The debt reduction was primarily attributable to the $47 million pay-down of our Credit Facility through proceeds from our equity offering in July of 2004. The average interest rate was 9.6% for the first quarter of 2005 as compared 9.0% in the prior year quarter.

      As a result of factors previously described, operating income increased 95.2% to $4.0 million in the first quarter of 2005 as compared to $2.1 million in the prior year quarter. Operating income exclusive of depreciation and amortization increased 1.4% to $22.0 million for the first quarter of 2005 compared to $21.7 million in the first quarter of 2004. Net loss was $(3.6) million, a 42.0% reduction, as compared to $(6.2) million in the year earlier quarter. The loss per share for the first quarter of 2005 was $(0.20) compared to a loss of $(0.48) per share in the first quarter of 2004.

      For the quarter, cash provided by operating activities was $18.2 million while cash used for investing activities, including growth-related capital, was $12.6 million, resulting in net free cash flow of $5.7 million. During the first quarter of 2004, cash provided by operating activities was $18.3 million while cash used for investing activities, including growth-related capital, was $12.7 million, resulting in net free cash flow of $5.6 million. Cash on the balance sheet as of March 31, 2005 was $32.9 million versus $6.0 million as of March 31, 2004. The increase in cash was driven by several factors, including cash available from the equity offering in 2004 and a reduction in the average cost to install a Guest Pay interactive room offset by the increase in the number of digital rooms installed during the first quarter of 2005 versus the first quarter of 2004. During the quarter, 18,509 new digital rooms were installed compared to 17,749 new digital rooms installed during the first quarter of 2004. The cost per average new digital installed room decreased 8% to $351 during the quarter, compared to $382 during the first quarter of 2004. The cost of converting an average tape room to a digital room decreased 15% to $260 during the quarter, compared to $305 during the first quarter of 2004.

2005 Outlook

      For the second quarter of 2005, LodgeNet expects to report revenue in a range from $69.0 million to $71.0 million and operating income from $5.0 million to $6.0 million. Operating income exclusive of depreciation and amortization is expected to be $23.0 million to $24.0 million. Net loss is expected to be $(2.5) million to $(1.5) million or a loss per share of $(0.14) to $(0.08). For the full year 2005, LodgeNet expects to report revenue in the range of $282.0 million to $290.0 million and operating income from $22.0 million to $25.5 million. Operating income exclusive of depreciation and amortization is expected to be $93.0 million to $96.5 million. Net loss is expected to be $(8.5) million to $(5.0) million or a loss per share of $(0.47) to $(0.28).

      The Company will hold a conference call on Wednesday, April 20th, 2005 at 4:00pm CDT. A live webcast of the teleconference will also be available via the Internet at the InterCall website http://audioevent.mshow.com/216555. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

      LodgeNet Entertainment Corporation (www.lodgenet.com) is one of the world’s largest providers of interactive television and broadband solutions to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive guest pay rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2004 approximately 275 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

LodgeNet Q1 2005 Earnings 4-4-4-4

Special Note Regarding Forward-Looking Statement

      Certain statements in this press release constitute “forward-looking statements”. When used in this release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, including the effects of international crises, acts of terrorism and public health issues, competition, demand for our products and services, programming availability, timeliness and quality, technological developments by competitors, developmental costs, difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, potential effects of litigation, risks of expansion into new markets, risks related to the security of our data systems, and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Q1 2005 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$32,881	$24,995
Accounts receivable, net	29,433	28,031
Prepaid expenses and other	1,909	1,959

Total current assets	64,223	54,985

Property and equipment, net	208,453	212,659
Debt issuance costs, net	8,915	9,330
Intangible assets, net	3,973	4,628
Other assets	1,317	1,434

Total assets	$286,881	$283,036

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$17,037	$16,807
Current maturities of long-term debt	2,835	2,543
Accrued expenses	17,343	12,738
Deferred revenue	4,604	4,364

Total current liabilities	41,819	36,452

Long-term debt	309,887	309,748
Other long-term liability	3,154	3,154
Derivative instruments	4,475	5,800

Total liabilities	359,335	355,154

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 17,829,186 and 17,625,364 shares outstanding at March 31, 2005 and December 31, 2004, respectively	178	176
Additional paid-in capital	229,093	226,986
Accumulated deficit	(300,952)	(297,348)
Accumulated other comprehensive loss	(773)	(1,932)

Total stockholders’ deficiency	(72,454)	(72,118)

Total liabilities and stockholders’ deficiency	$286,881	$283,036

LodgeNet Q1 2005 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Guest Pay	$64,152	$62,323
Other	1,837	1,508

Total revenues	65,989	63,831

Direct costs:
Guest Pay	28,344	27,507
Other	916	742

Total direct costs (exclusive of other operating expenses shown separately below)	29,260	28,249

Gross profit (exclusive of other operating expenses shown separately below)	36,729	35,582

Operating expenses:
Guest Pay operations	8,622	8,138
Selling, general and administrative	6,072	5,705
Depreciation and amortization	17,992	19,668

Total operating expenses	32,686	33,511

Operating income	4,043	2,071

Interest expense	(7,454)	(8,223)
Other (expense) income	(75)	53

Loss before income taxes	(3,486)	(6,099)
Provision for income taxes	(118)	(117)

Net loss	$(3,604)	$(6,216)

Net loss per common share (basic and diluted)	$(0.20)	$(0.48)

Weighted average shares outstanding (basic and diluted)	17,679,872	12,979,981

LodgeNet Q1 2005 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2005	2004
Operating activities:
Net loss	$(3,604)	$(6,216)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,992	19,668
Non-cash stock compensation	57	—
Change in operating assets and liabilities:
Accounts receivable	(1,417)	(474)
Prepaid expenses and other	54	(707)
Accounts payable	235	2,304
Accrued expenses and deferred revenue	4,784	3,605
Other	112	100

Net cash provided by operating activities	18,213	18,280

Investing activities:
Property and equipment additions	(12,553)	(13,201)
Note receivable repayments	—	567

Net cash used for investing activities	(12,553)	(12,634)

Financing activities:
Repayment of long-term debt	(375)	(375)
Proceeds from lease transaction	1,022	—
Payment of capital lease obligations	(291)	(279)
Borrowings under revolving credit facility	—	4,000
Repayments of revolving credit facility	—	(11,000)
Debt issuance costs	—	(367)
Proceeds from sale of interest rate swap	—	3,052
Exercise of stock options	1,870	2,515

Net cash provided by (used for) financing activities	2,226	(2,454)

Effect of exchange rates on cash	—	7

Increase in cash and cash equivalents	7,886	3,199
Cash and cash equivalents at beginning of period	24,995	2,772

Cash and cash equivalents at end of period	$32,881	$5,971

LodgeNet Q1 2005 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries

Five Quarter Summary
	1st Qtr ‘05	4th Qtr ‘04	3rd Qtr ‘04	2nd Qtr ‘04	1st Qtr ‘04
Room Base Statistics

Total Rooms Served [1]	1,043,278	1,034,605	1,014,538	1,006,421	1,001,876

Total Guest Pay Interactive Rooms [2]	986,024	974,798	953,547	942,998	934,260

Total Digital Rooms [3]	540,967	508,979	469,440	442,249	415,415
Percent of Total GP Interactive Rooms	54.9%	52.2%	49.2%	46.9%	44.5%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$16.42	$16.37	$18.90	$17.28	$17.04
Other Interactive Service Revenue	5.44	5.25	5.75	5.56	5.37

Total Guest Pay Revenue Per Room	$21.86	$21.62	$24.65	$22.84	$22.41

Guest Pay Operations Expense	$2.94	$3.01	$3.00	$2.97	$2.93

Summary Operating Results

(Dollar amounts in thousands)

Total Revenue	$65,989	$64,679	$71,650	$66,281	$63,831
Gross Profit (exclusive of other operating expenses)	$36,729	$35,472	$38,977	$37,217	$35,582
Operating Income (exclusive of Depreciation and Amortization)	$22,035	$21,042	$24,535	$22,699	$21,739
Operating Income	$4,043	$2,289	$5,373	$3,237	$2,071
Loss on Early Retirement of Debt	$—	$—	$(810)	$—	$—
Net Loss	$(3,604)	$(6,077)	$(3,482)	$(5,006)	$(6,216)

Cash Provided by Operating Activities	$18,213	$6,697	$25,538	$9,891	$18,280
Cash Used for Investing Activities	$12,553	$13,658	$14,605	$13,453	$12,634

Gross Profit Margin	55.7%	54.8%	54.4%	56.2%	55.7%
SG&A as Percent of Total Revenue	9.2%	8.9%	8.3%	9.3%	8.9%
Operating Income Margin	6.1%	3.5%	7.5%	4.9%	3.2%

1 Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

2 Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

3 Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.